Exhibit 10.4

SECURED PROMISSORY NOTE

Date:	March 15, 2005

Maker:	BLUE WIRELESS & DATA, INC.
3001 Knox St., Suite 401, Dallas, TX 75205
Contact: John W. Mills, III, COO
fax: (214) 389-2167

Payee/Holder:	GREG MARTIN
6032 Canvas Back Dr., Frisco, TX 75034
fax: (214) 853-5538

STEVEN BENAVIDES
1740 Elmhurst Ct., Prosper, TX 75078
fax: (214) 853-5538

Company:	DSG TECHNOLOGY, INC. d/b/a PANABAND
4760 Preston Road, Suite 244-272, Frisco, Texas 75034
Guarantor:	TKM OIL & GAS, INC.
3001 Knox St., Suite 403, Dallas, TX 75205

Principal:	FOUR HUNDRED FORTY-FIVE THOUSAND, NINETY-TWO AND NO/100
DOLLARS ($445,092.00)

Annual Interest Rate on Unpaid Principal:	0.00% per annum, provided that the interest payable shall not exceed the maximum amount that may be lawfully charged. Interest will be calculated on the unpaid principal to the date of each payment.

Maturity Date:	April 1, 2006

Terms of Payment:

Principal and interest (if any) shall be due and payable in twelve monthly payments of $37,091.00 each, payable on the 1st day of each month (the “Monthly Payment Date”) beginning April 1, 2005, and ending on the Maturity Date when all unpaid principal and interest shall be due and payable. The first payment hereunder shall be in the form of a cashier’s check.

Security:	The “Security” shall include both of the following:

a.

100% of the stock equity of the Company, including all of the assets and operations of the Company’s d/b/a, Panaband (the “Collateral”), and which is perfected in a Stock Pledge Agreement attached hereto as Exhibit “A” hereto.

b.

To the extent not included in “a.” above, all assets, including equipment and customers, associated with the eight towers identified in the Exhibits to the Stock Purchase Agreement, executed by the parties and entered into on the same date hereof. In addition, these “assets” shall include the right to purchase from Maker at a fair market rate sufficient Internet access and bandwidth for a period of no less than 60 days.

	c.	The proceeds of any transaction involving the foregoing Collateral and assets.

Initials:

Obligation:	Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment herein. All unpaid amounts shall be due by the Maturity date.

General Terms

1.                                       Tender.  All amounts payable hereunder are payable in lawful money of the United States.

2.                                       Events of Default.  At the option of Holder, the entire principal balance and accrued interest owing hereon shall become due and payable upon notice and demand upon the occurrence of any of the following events:

a.               Default in the payment of any installment of principal or interest which has remained uncured for more than 30 days;

b.              The bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of Maker.

3.                                       Security.  This Note is secured by the Security identified herein.

4.                                       Limitations on Dispositions of Collateral. Maker will not directly or indirectly (through the sale of stock, merger or otherwise), without the prior written consent of Payee, sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except for sales of inventory or services in the ordinary course of its business for fair value in arm’s-length transactions.  The inclusion of proceeds of the Collateral under the security interests granted hereby shall not be deemed a consent by Payee to any sale or disposition of any Collateral other than as permitted by this agreement.   Maker covenants and agrees that without Payees’ prior written consent, Maker will not change the location of the Collateral (other than inventory in the ordinary course of business) or the records pertaining to the Collateral, other than from the offices of Maker.

5.                                       Guarantee.  TKM Oil & Gas, Inc. (“TKM”), does hereby guaranty to Holder the prompt, punctual and full payment of all monies owed to Holder from Maker.  Until termination, this guaranty is unlimited as to amount or duration and shall remain in full force and effect notwithstanding any extension, compromise, adjustment, forbearance, waiver, release or discharge of any party obligor or guarantor, or release in whole or in part of any security granted for said indebtedness or compromise or adjustment thereto, and TKM waives all notices thereto.  The obligations of TKM shall be at the election of Holder, shall be primary and Holder shall not be required to exhaust its remedies as against Maker prior to enforcing its rights under this guaranty against TKM.  The guaranty hereunder shall be unconditional and absolute.  TKM waives all rights of subrogation and set-off until all sums under this guaranty are fully paid.  In the event payments due under this guaranty are not paid upon demand, TKM shall pay all reasonable costs and attorney’s fees necessary for collection, and enforcement of this guaranty.  Such termination shall extend only to the terms of this document.  TKM warrants and represents it has full authority to enter into this guaranty.  This guaranty shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.  Holder may from time to time, but no more often than once per month during the Term, request and receive a copy of the financial statements of any Guarantor.

6.                                       No Waiver.  The failure to exercise the option to accelerate the maturity of this Note upon the happening of any one or more of the events of default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same or any other option at that time or at any subsequent time with respect to such uncured default or any other event of default hereunder.

7.                                       Prepayment.   Maker may prepay the principal of this Note without penalty at any time during the term of this Note.

8.                                       Late Payments.  A late payment penalty of 1% of the monthly payment shall be charged for all payments not made within ten (10) days of the Monthly Payment Date.

9.                                       Nonusurious.  All agreements between Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the holder hereof exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof such excess shall be refunded to Maker.  All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between Maker and the holder hereof.

10.                                 Headings.  The article, paragraph and subparagraph headings hereof are inserted for convenience of reference only and shall not alter, define, or be used in construing the text of such articles, paragraphs or subparagraphs.

11.                                 Plurality.  When the context requires, singular nouns and pronouns include the plural.

12.                                 Governing Law and Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflict of laws rules.  Jurisdiction and venue shall reside exclusively in the courts of Dallas County, Texas.

13.                                 Severability.  If any provision of this Note is held to be invalid or unenforceable by any court of competent jurisdiction, it is the intent of all of the parties that all other provisions of this Note be construed to remain fully valid, enforceable and binding on the parties.

14.                                 Power to Bind.  A responsible officer of the Maker has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Maker to execute it.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Secured Promissory Note effective on the Date first stated herein.

MAKER:

/s/ John W. Mills, III
BLUE WIRELESS & DATA, INC.
John W. Mills, III, COO

PAYEE / HOLDER:

/s/ Greg Martin	/s/ Steven Benavides
GREG MARTIN	STEVEN BENAVIDES

GUARANTOR:

/s/ Dennis G. McLaughlin, III
TKM OIL & GAS, INC.
Dennis G. McLaughlin, III, CEO